Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Adobe Systems Incorporated:

We consent to the use of our report dated January 22, 2010 with respect to the consolidated balance sheets of Adobe Systems Incorporated and subsidiaries as of November 27, 2009 and November 28, 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended November 27, 2009, and the effectiveness of internal control over financial reporting as of November 27, 2009, incorporated herein by reference.

Our report on the consolidated financial statements refers to changes in the accounting for tax uncertainties in fiscal 2008, resulting from the adoption of new accounting pronouncements.

Our report on the consolidated financial statements also contains an explanatory paragraph that states Adobe Systems Incorporated acquired Omniture, Inc. during fiscal 2009, and management excluded from its assessment of the effectiveness of Adobe Systems Incorporated’s internal control over financial reporting as of November 27, 2009, Omniture, Inc.’s internal control over financial reporting associated with total assets of $195.5 million and total revenues of $26.3 million included in the consolidated financial statements of Adobe Systems Incorporated and subsidiaries as of and for the year ended November 27, 2009. Our audit of internal control over financial reporting of Adobe Systems Incorporated also excluded an evaluation of the internal control over financial reporting of Omniture, Inc.

/s/ KPMG LLP

Mountain View, California

July 2, 2010